Exhibit 10.1

2012 AMENDMENT TO THE 2006 STOCK PLAN

The following sections of the 2006 Stock Plan are hereby amended in their entirety, effective May 22, 2012:

Section 5.1 of the 2006 Stock Plan is amended to increase the available shares under the plan to 500,000 shares of common stock and to delete the 20% limitations of Section 5.1 from the plan. Section 5.1 is hereby amended in its entirety as follows:

“5.1 Number. Subject to the provisions of Section 5.3, the number of shares of Stock subject to Awards under the Plan may not exceed 500,000 shares of Stock. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose.”